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KPMG Peat Marwick LLP

     1000 First Interstate Center
     401 N. 31st Street
     P.O. Box 7108
     Billings, MT 59103




The Board of Directors
WesterFed Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No 33-85350) of WesterFed Financial Corporation of our report dated July 25, 1997, relating to the consolidated balance sheets of WesterFed Financial Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of WesterFed Financial Corporation. Our report refers to a change to the method of accounting for securities.



                                                KPMG Peat Marwick LLP


Billings, Montana
September 29, 1997